Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of ONEOK Partners GP, L.L.C. as General Partner of ONEOK Partners, L.P.:

We consent to the incorporation by reference in the registration statement (No. 333-137419) on Form S-3 of ONEOK Partners, L.P. (the Partnership) of our report dated February 28, 2007 except for Note L as to which the date is February 27, 2008, with respect to the consolidated statements of income, cash flows, and changes in partners' equity and comprehensive income for year ended December 31, 2006 of ONEOK Partners, L.P., which report appears in the December 31, 2008, annual report on Form 10-K of the Partnership.

/s/  KPMG LLP

February 24, 2009

Tulsa, OK